PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 19, 2000	Pricing Supplement No. 19 to Registration Statement No. 333-34392 Dated July 19, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
GLOBAL MEDIUM-TERM NOTES, SERIES D
Euro Fixed Rate Senior Bearer Notes Due 2003

We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2003) prior to the maturity date other than under the circumstances described under "Description of Notes-Tax Redemption" in the accompanying prospectus supplement.

We will issue the notes only in bearer form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.  You may not exchange notes in bearer form at any time for notes in registered form.

We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List as soon as is practicable following the settlement of the notes.

We describe the basic features of this type of note in the section called "Description of Notes-Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	JPY 10,000,000,000	Interest Rate:	0.90% per year
Maturity Date:	July 28, 2003	Maximum Interest Rate:	N/A
Settlement Date (Original Issue Date):	July 27, 2000	Minimum Interest Rate:	N/A
Interest Accrual Date:	July 27, 2000	Interest Payment Dates:	Each July 28, commencing July 28, 2001; provided that the interest payment for July 28, 2001 shall be for the period from and including July 27, 2000 to but excluding July 28, 2001
Issue Price:	100%	Interest Payment Period:	Annual
Specified Currency:	Japanese Yen ("JPY")	Denominations:	JPY 1,000,000
Redemption Percentage at Maturity:	100%	Business Day:	Tokyo and New York
Initial Redemption Percentages:	N/A	Common Code:	011483992
Annual Redemption Percentage Reduction:	N/A	ISIN:	XS0114839920
Optional Repayment Date(s):	N/A	Other Provisions:	N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER
FUJI INTERNATIONAL FINANCE PLC                                               SANWA INTERNATIONAL PLC
TOKYO-MITSUBISHI INTERNATIONAL PLC

Plan of Distribution:

On July 19, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.80%, which we refer to as the "purchase price."  The purchase price equals the stated issue price of 100% less a selling concession of 0.10% and a combined management and underwriting commission of 0.10% of the principal amount of these notes.

Name	Principal Amount of Notes
Morgan Stanley & Co. International Limited	JPY 9,400,000,000
Fuji International Finance PLC	200,000,000
Sanwa International plc	200,000,000
Tokyo-Mitsubishi International plc	200,000,000
Total	JPY 10,000,000,000